EXHIBIT 10.1

AMENDMENT NO. 1

TO MILL CITY VENTURES III, LTD.

2022 STOCK INCENTIVE PLAN

Effective Date:  August 14, 2023

This Amendment No. 1 to Mill City Ventures III, Ltd. 2022 Stock Incentive Plan (this “Amendment”) is approved and adopted by the Board of Directors (the “Board”) of Mill City Ventures III, Ltd. (the “Company”), under authority granted to the Board pursuant to Section 14 of the Mill City Ventures III, Ltd. 2022 Stock Incentive Plan (the “Plan”).

Now, Therefore, the Plan is hereby amended as follows:

1. Section 6.4 of the Plan is amended to read in its entirety as follows:

6.4. Payment of Exercise Price. The total purchase price of the shares to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order) or, at the election of a Participant, through a net exercise/cashless exercise; provided, however, that: (A) the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by tender of a Broker Exercise Notice, by tender, or attestation as to ownership, of Previously Acquired Shares that have been held for the period of time necessary to avoid a charge to the Company’s earnings for financial reporting purposes and that are otherwise acceptable to the Committee, or by a combination of such methods; and (B) the Committee may, at its discretion exercised by written notice to Participants, limit the ability of Participants to net exercise/cashless exercise their Options to no more than one-half of the total purchase price of such Options (such that the Company may receive at least one-half of a complete exercise of such Options in cash).

For purposes of any payment using Previously Acquired Shares, Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the exercise date.  For purposes of any net exercise/cashless exercise, the Participant will be issued a number of shares determined in accordance with the following formula: X = Y(A-B)/A, where X = the number of shares of stock to be issued to the Participant upon exercise of the Option; Y = the total number of shares with respect to which the Participant has elected to exercise the Option; A = the Fair Market Value of one share of stock; and B = the exercise price per share (as defined in the Participant’s Incentive Award agreement).

2. The amendment to Section 6.4 shall apply to all Incentives issued and outstanding as of the above-referenced “Effective Date” and all Incentives granted after such date, without any requirement for the amendment of Incentive Agreements with Participants; provided, however, that the Committee may hereafter, in its discretion, issue Incentive Agreements containing provisions expressly limiting the rights of a Participant to exercise an Incentive notwithstanding the more expansive rights set forth in amended Section 6.4.

3. Other than as expressly set forth in this Amendment, the Plan shall be unaffected by this Amendment.

CERTIFIED as

approved by the Board on August 14, 2023:

/s/ Douglas M. Polinsky
Douglas M. Polinsky Chief Executive Officer